EXHIBIT 21.1

                            SUBSIDIARIES OF HOLDINGS
                            ------------------------


The following is a list of Everest Reinsurance Holdings, Inc. subsidiaries:

         Everest Reinsurance Company,
                  a Delaware corporation.

         Everest Reinsurance Ltd.,
                  a U.K. corporation.

         Everest National Insurance Company,
                  an Arizona corporation.

         Everest Insurance Company of Canada,
                  a Canadian corporation.

         Everest Indemnity Insurance Company
                  a Delaware corporation

         Mt. McKinley Managers, L.L.C.
                  a New Jersey limited liability company


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